UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2007

Commission File Number	Registrant, State of Incorporation Address and Telephone Number	I.R.S. Employer Identification No.
001-33279	NTR ACQUISITION CO. (Incorporated in Delaware) 100 Mill Plain Road, Suite 320 Danbury, CT 06811 Phone: (203) 546-3437	13-4335685

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

In connection with the IPO, on February 1, 2007, the Company amended its Second Amended and Restated Certificate of Incorporation and its By-Laws, consistent with the prospectus for its initial public offering (the “IPO”) (described in Item 8.01 below). These amendments are included as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On February 5, 2007, NTR Acquisition Co. (the “Company”) consummated its IPO of 24,000,000 units (“Units”), each consisting of one share of Common Stock, $0.001 par value per share (“Common Stock”), and one warrant to purchase one share of Common Stock. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $240,000,000.

Concurrently with the closing of the IPO, the Company consummated a private placement of 3,350,000 warrants (the “Private Placement Warrants”) to certain of its officers and directors and affiliates of its officers and directors, at $1.00 per Private Placement Warrant, generating gross proceeds of $3,350,000. The Company had previously privately placed to its officers and directors and affiliates of its officers and directors 6,000,000 founders’ shares and 2,500,000 founders’ warrants, generating gross proceeds of $2,525,000 (the two private placements collectively, the “Private Placements”). Upon closing of the IPO and the Private Placements, $234,775,000 (or $9.78 per Unit), was placed in trust.

Audited financial statements as of February 5, 2007, reflecting receipt of the proceeds upon consummation of the IPO and the Private Placements, have been issued by the Company and are included as Exhibit 99.1 to this Current Report on Form 8-K.

The Company will issue a press release announcing the date when separate trading of the Common Stock and Warrants included in the Units will begin. That date will be five business days following the earlier to occur of the expiration of the over-allotment option granted to the underwriters of the IPO in connection with the IPO, or the exercise in full of that option.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

99.1 Audited Financial Statements

99.2 Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of NTR Acquisition Co.

99.3 Second Amended and Restated By-Laws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTR ACQUISITION CO.

Dated: February 6, 2007

	By:	/S/ MARIO E. RODRIGUEZ
Mario E. Rodriguez Chief Executive Officer

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